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Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 11, 2011 and the related Letter of Transmittal and any amendments or supplements thereto. Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Volcom, Inc.
at
$24.50 Net Per Share
Pursuant to the Offer to Purchase Dated May 11, 2011
by
Transfer Holding, Inc.
an indirect wholly owned subsidiary of
PPR S.A.

        Transfer Holding, Inc., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of PPR S.A., a "société anonyme à conseil d'administration" (corporation with a board of directors) organized under the laws of France ("PPR"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share, of Volcom, Inc. (the "Shares"), a Delaware corporation ("Volcom"), for $24.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 11, 2011 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders whose Shares are registered in their names and who tender directly to Computershare Trust Company, N.A. (the "Depositary") will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is properly demonstrated to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 8 of the Letter of Transmittal. Tendering stockholders whose Shares are registered in the name of their broker, bank or other nominee should consult such nominee to determine if any fees may apply. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
AT THE END OF THURSDAY, JUNE 9, 2011, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, (i) at least a majority of the outstanding Shares, calculated on a fully diluted basis and together with any Shares then beneficially owned by PPR and/or Purchaser, if any, having been validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended from time to time) (the "Minimum Condition"), (ii) the expiration or termination of any applicable waiting or review period (or extension thereof) that is required to permit the consummation of the Offer, the Merger or the other Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, and any other antitrust or competition law or regulation (the "Antitrust Condition") and (iii) other conditions to the Offer described in the Offer to Purchase. Purchaser may waive some of the conditions to the Offer without the consent of Volcom; however, Purchaser cannot waive the Minimum Condition without the consent of Volcom. These conditions and the other conditions to the Offer are more fully described in Section 15—"Conditions to the Offer" of the Offer to Purchase.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 2, 2011, among PPR, Purchaser and Volcom (the "Merger Agreement"). The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into Volcom (the "Merger"), with Volcom continuing as the surviving corporation and a direct or indirect wholly owned subsidiary of PPR. At the effective time of the Merger, each outstanding Share (other than any Shares owned by Volcom, PPR, Purchaser and any of their respective subsidiaries, and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be converted into the right to receive the price per Share paid in the Offer, without interest and less any applicable withholding taxes (the "Offer Price"). The Merger Agreement is more fully described in Section 13—"The Transaction Documents" of the Offer to Purchase.

        The Board of Directors of Volcom (the "Volcom Board") has unanimously (i) determined that the Offer and the Merger are fair to and in the best interests of Volcom and Volcom's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) declared the Merger Agreement advisable. The Volcom Board unanimously recommends to the stockholders of Volcom that they accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (if required by applicable law) vote for the adoption of the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will purchase, promptly after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to 12:00 midnight, New York City time, at the end of Thursday, June 9, 2011 (or a later time to which Purchaser, subject to the terms of the Merger Agreement, extends the period of time during which the Offer is open (the "Expiration Time")). If any condition to the Offer is not satisfied or waived at any scheduled Expiration Time, Purchaser will extend the Expiration Time for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived. Purchaser does not, however, have any obligation to extend the Expiration Time beyond the date that is 40 business days after the date on which the Antitrust Condition is satisfied, provided that such date may be no earlier than September 30, 2011 and no later than December 31, 2011. In addition, Purchaser will extend the Offer for any period or periods required by any applicable law, any interpretation or position of the Securities and Exchange Commission, the staff thereof or the Nasdaq Global Select Market.

        Any extension, termination or amendment of the Offer will be followed promptly by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

        In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Merger Agreement, Purchaser will provide, if necessary or desirable to obtain at least 90% of the total outstanding Shares (determined on a fully diluted basis), a subsequent offering period (and one or more extensions thereof) following the Expiration Time (a "Subsequent Offering Period"). If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (i) it will remain open for such period or periods as Purchaser will specify of up to 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) Purchaser will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        Purchaser reserves the right to waive, in whole or in part, any of the conditions to the Offer and to increase the Offer Price, provided that Volcom's consent is required for Purchaser to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) make any changes to or otherwise amend or modify any of the conditions to the Offer, or impose conditions to the Offer that are different from or in addition to the conditions to the Offer set forth in Section 15—"Conditions to the Offer" of the Offer to Purchase, (v) amend or waive the Minimum Condition, (vi) make any changes to or otherwise amend or modify any terms of the Offer in a manner that is, or could reasonably be expected to be, adverse in any respect to Volcom's stockholders or (vii) extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with the Merger Agreement.

        In connection with the execution and delivery of the Merger Agreement, PPR and Purchaser entered into a share and voting agreement, dated May 2, 2011 (the "Share and Voting Agreement"), with Richard R. Woolcott and René R. Woolcott (the "Supporting Stockholders"), each in his capacity as a stockholder of Volcom. Under the terms of the Share and Voting Agreement, each Supporting Stockholder has agreed to tender into the Offer, and not withdraw, subject to limited exceptions, all outstanding shares of Volcom common stock beneficially owned by them on the date of the Share and Voting Agreement or acquired by them after the date of the agreement. Each Supporting Stockholder has also agreed, subject to limited exceptions, to vote such shares in favor of the Merger in the event stockholder approval of the Merger is required under Delaware law. The Share and Voting Agreement terminates in the event that the Merger Agreement is terminated in accordance with its terms, if there is any reduction in the offer price, if there is any change in the form of consideration payable in the offer or the merger or upon completion of the Merger. As of May 2, 2011, the Supporting Stockholders together held or had rights to acquire 3,565,697 Shares, or approximately 14.4% of the outstanding shares of Volcom common stock, calculated on a fully diluted basis.

        In order to take advantage of the Offer, a tendering stockholder must either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy) and any other required documents to the Depositary, and either deliver the certificates representing the tendered Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedure for Tendering Shares" of the Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction. If Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, a tendering stockholder must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares. If a tendering stockholder desires to tender Shares, and certificates evidencing such Shares are not immediately available, or if a tendering stockholder cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or cannot deliver all required documents to the Depositary prior to the expiration of the Offer, such tendering stockholder may tender Shares by following the procedures for guaranteed delivery set forth in Section 3—"Procedure for Tendering Shares" of the Offer to Purchase.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of Purchaser's acceptance to the Depositary. Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3—"Procedure for Tendering Shares" of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3—"Procedure for Tendering Shares" of the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

        Except as otherwise provided in the Offer to Purchase, tenders of Shares made in the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and may also be withdrawn at any time after the date that is 60 days from the date of the Offer to Purchase, unless previously accepted for payment pursuant to the Offer, as provided in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by following the tender procedures described in Section 3—"Procedure for Tendering Shares" of the Offer to Purchase.

        The exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable foreign, state, local or other tax laws. See Section 5—"Material U.S. Federal Income Tax Considerations" of the Offer to Purchase for more information, including the material U.S. federal income tax consequences of the Offer. All stockholders should consult with their own tax advisors as to the particular tax consequences of exchanging their Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        Volcom has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

        The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully and in their entirety before any decision is made with respect to the Offer.

        Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below and will be furnished promptly at Purchaser's expense. Neither PPR nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent, the Dealer Manager for the Offer and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.

        The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (collect) or (800) 322-2885 (toll-free)
tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Peter J. Solomon Company
520 Madison Avenue
New York, NY 10022
(212) 508-1642
info@pjsolomon.com

May 11, 2011

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  Exhibit (a)(1)(F)